Exhibit 99.1

Virgin Media Announces Consent Solicitations Relating to Certain Outstanding Notes

LONDON, February 6, 2012 - Virgin Media Inc. (“Virgin Media”) (NASDAQ:VMED) (LSE:VMED) today announced that at the request of Liberty Global, Inc. (“LGI”) and in order to facilitate the funding by LGI in connection with the merger of LGI and Virgin Media, its subsidiary Virgin Media Finance PLC (“VMF”) will solicit consents from holders of VMF’s dollar denominated 8.375% senior notes due 2019 and sterling denominated 8.875% senior notes due 2019 (collectively, the “2019 Notes”) and its subsidiary Virgin Media Secured Finance PLC (“VMSF”) will solicit consents from holders of VMSF’s dollar denominated 6.50% senior secured notes due 2018 and sterling denominated 7.00% senior secured notes due 2018 (collectively, the “2018 Notes”) and dollar denominated 5.25% senior secured notes due 2021 and sterling denominated 5.50% senior secured notes due 2021 (collectively, the “2021 Notes” and together with the 2018 Notes and 2019 Notes, the “Existing Notes”) to approve amendments (the “Proposed Amendments”) and to waive (the “Proposed Waivers”) certain provisions of the indentures governing the Existing Notes.

The adoption of the Proposed Amendments and the Proposed Waivers, with respect to each series of the Existing Notes, requires the consents of the holders of at least a majority in principal amount of the then outstanding notes of each such series voting as a single class. The solicitations of consents for the Proposed Waivers and Proposed Amendments with respect to each series of Existing Notes are independent of each other.

The Proposed Waivers will be effective and operative for each series once a majority of noteholders for such series (voting as a single class) have submitted their consents and not validly withdrawn them prior to the Revocation Deadline (as such term is defined in the Consent Solicitation Statements (as defined below)). The Proposed Waivers would waive noteholders’ right to require VMF, as issuer of the 2019 Notes, and VMSF, as issuer of the 2018 Notes and 2021 Notes, to repurchase such holder’s notes as a result of the change of control resulting from the proposed merger with LGI and would waive all other defaults that might result from the merger.

The Proposed Amendments will be effective for each series of Existing Notes once a majority of noteholders for such series (voting as a single class) have submitted their consents and not validly withdrawn them prior to the Revocation Deadline but will be operative only upon the successful conclusion of the merger. The Proposed Amendments would (i) change the definition of “Change of Control” to reflect the ownership of Virgin Media following the recently announced merger and modify certain change of control triggering events in the indentures, (ii) allow the ongoing reporting covenants to be satisfied through the provision of reports by a new U.K. public limited company which will directly own LGI and Virgin Media following the merger and Virgin Media (or its successor) and (iii) amend certain other provisions of the indentures as described in the consent solicitation statements dated February 6, 2013 (the “Consent Solicitation Statements”).

Upon the terms and subject to the conditions set forth in the Consent Solicitation Statements dated February 6, 2013, with respect to the 2018 Notes and the 2019 Notes, VMF and/or VMSF will make a cash payment of $5.00 per $1,000 in aggregate principal amount of dollar denominated notes held by each holder of the Existing Notes and £5.00 per £1,000 in aggregate principal amount of sterling denominated notes held by each holder of the Existing Notes who has validly delivered, and not validly revoked, a duly executed consent prior to the Expiration Time (as such term is defined in the Consent Solicitation Statements). With respect to the 2021 Notes, VMSF will make a cash payment of $20.00 per $1,000 in aggregate principal amount of dollar denominated notes held by each holder of the Existing Notes and £20.00 per £1,000 in aggregate principal amount of sterling denominated notes held by each holder of the Existing Notes who has validly delivered, and not validly revoked, a duly executed consent prior to the Expiration Time.

The cash payment will be made in two installments, the first being 25% of the cash payment, which represents payments for the Proposed Waivers, and the second being the remaining 75% of the cash payment which represents payment for the Proposed Amendments. Payments related to the Proposed Waivers will be made at or promptly after the Expiration Time. Payments related to the Proposed Amendments will be made on or promptly after the consummation of the merger. If the Proposed Waivers and Proposed Amendments are approved by the holders representing a majority in principal amount of any series of Existing Notes, and a supplemental indenture is validly entered into with respect to such series of Existing Notes, the supplemental indenture would bind all holders of the respective Existing Notes, including those that did not give their consent, but non-consenting holders would not receive the consent payment. Each Consent Solicitation is subject to the satisfaction of certain customary conditions.

The consent solicitations are being made solely on the terms and subject to the conditions set forth in the Consent Solicitation Statements. The solicitations will expire at 5:00 pm New York time on February 14, 2013. VMF and VMSF may, in their sole discretion, terminate, extend or amend any consent solicitation at any time as described in the Consent Solicitation Statements.

Copies of the Consent Solicitation Statements and other related documents may be obtained from Lucid Issuer Services Limited, at +44 (0)20 7704 0880 or virginmedia@lucid-is.com. Holders of the Existing Notes are urged to review the Consent Solicitation Documents for the detailed terms of the consent solicitation and the procedures for consenting to the Proposed Amendments and the Proposed Waivers. Any persons with questions regarding the consent solicitations should contact the Solicitation Agent, Credit Suisse Securities, at +44 (0)20 7883 8763 or +1 (212) 325 7596 or liability.management@credit-suisse.com.

This announcement is for information purposes only and is neither an offer to sell nor a solicitation of an offer to buy any security. No recommendation is being made as to whether holders of Existing Notes should consent to the Proposed Amendments or the Proposed Waivers. The solicitation of consents is not being made in any jurisdiction in which, or to or from any person to or from whom, it is unlawful to make such solicitation under applicable state or foreign securities or “blue sky” laws.

Forward-Looking Statements

Virgin Media cautions you that statements included in this announcement that are not a description of historical facts are forward-looking statements that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause Virgin Media’s results to differ materially from historical results or those expressed or implied by such forward-looking statements. Certain of these factors are discussed in more detail under ‘Risk Factors’ and elsewhere in Virgin Media’s annual report on Form 10-K as filed with the U.S. Securities and Exchange Commission (SEC) on February 21, 2012. There can be no assurance that the transactions contemplated in this announcement will be completed. Virgin Media assumes no obligation to update any forward-looking statement included in this announcement to reflect events or circumstances arising after the date on which it was made.

For further information, contact:

Virgin Media Investor Relations

Richard Williams: +44 (0) 1256 753037 / richard.williams@virginmedia.co.uk

Vani Bassi: +44 (0) 1256 752347 / vani.bassi@virginmedia.co.uk

Phil Rudman : +44 (0)1256 752677 / phil.rudman@virginmedia.co.uk

Media Contacts

At Tavistock Communications, Lulu Bridges: +44 (0) 20 7920 3150 / lbridges@tavistock.co.uk